Exhibit 99.1

Healthwell Acquisition Corp. I Announces the Separate Trading of its Class A Common Stock and Warrants Commencing September 23, 2021

WINNETKA, ILLINOIS—Healthwell Acquisition Corp. I (NASDAQ: HWELU) (“Healthwell” or the “Company”) announced that, commencing September 23, 2021, holders of the 25,000,000 units sold in the Company’s initial public offering may elect to separately trade the shares of Class A common stock and warrants included in the units. Any units not separated will continue to trade on The Nasdaq Capital Market (the “Nasdaq”) under the symbol “HWELU,” and the separated shares of Class A common stock and warrants are expected to trade on the Nasdaq under the symbols “HWEL” and “HWELW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Jefferies LLC acted as the sole book-running manager of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on August 2, 2021.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from Jefferies LLC at Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Healthwell

Healthwell is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We intend to leverage our team’s expertise to target businesses in healthcare technology, tech-enabled healthcare services, and tech-enabled wellness.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into shares of Class A common stock and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors/Media

Isabella Carillo

Edelman for Healthwell

HealthwellSPAC@edelman.com

(203) 536-6066

Company

Tracy Wan

President and Chief Financial Officer

info@healthwellspac.com

(847) 230-9162